Exhibit (i)(1)

December 28, 2006

ProShares Trust (the “Fund”)

7501 Wisconsin Avenue, Suite 1000

Bethesda, Maryland 20814

Re:	Opinion of Counsel Regarding Issuance of Shares by the Fund (File Nos. 333-89822, 811-21114)

Dear Ladies and Gentlemen:

We have acted as counsel to the Fund, a statutory trust organized under the laws of the State of Delaware, in connection with the registration of 66 separate series (each, a “Series”) of its shares of beneficial interest, $.001 par value (“Shares”) under the Securities Act of 1933, as amended (the “1933 Act”). In such capacity, we have reviewed Post-Effective Amendment No. 1 to the Fund’s Registration Statement on Form N-1A under the 1933 Act and the Investment Company Act of 1940, as amended, to be filed by the Fund with the Securities and Exchange Commission (the “Amendment”). We are familiar with the actions taken by the Fund and its Board of Trustees in connection with the organization of the Fund and the authorization, and the proposed issuance and sale, of each Series of Shares, including but not limited to the adoption of a resolution authorizing the issuance of each Series of Shares in the manner described in the prospectus contained in the Amendment (the “Prospectus”). In addition, we have reviewed the Fund’s Agreement and Declaration of Trust and such other documents and matters as we have deemed necessary to enable us to render this opinion. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

Based upon, and subject to, the foregoing, we are of the opinion that each Series of Shares to which the Amendment relates when issued and sold in the manner described in the Prospectus, will be legally issued, fully paid and non-assessable.

We are attorneys licensed to practice only in the State of New York. The foregoing opinion is limited to the Federal laws of the United States and the Delaware Statutory Trust Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have consented to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Counsel” in the Statement of Additional Information forming a part of the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

Clifford Chance US LLP